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Rachel David

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FOR IMMEDIATE RELEASE

May 21 2015

Blue Calypso Announces Board Additions and Chairman Appointment

(DALLAS) – Blue Calypso, Inc. (BCYP), developer of patented mobile consumer shopping engagement solutions for retailers and product manufacturers, today announced the appointment of new additions and a chairman to its board of directors and advisory board.

“We are adding top talent to both our board of directors and our board of advisors to strengthen our strategy and operations as we continue to deliver unique solutions to a rapidly growing marketplace,” said Andrew Levi, CEO of Blue Calypso. “It’s imperative we have an experienced team to help us further grow and open doors to new customers, partners and markets.”

Levi was named chairman of the board of directors. Prior to Blue Calypso, he was the founder and former CEO of Dallas-based Aztec Systems, Inc., a provider of mid-market ERP, managed services and related technology solutions where he oversaw the company from 1991 through its sale in June 2012.

Dennis Schmal, a senior business advisor specializing in the financial services and technology industries, was appointed to the board of directors and will chair the audit committee. Schmal spent 27 years with Arthur Andersen, primarily as a partner, and has held numerous board positions including his current one with Keiretsu Forum, the world’s largest venture capital angel investment group.

With more than 20 years of experience practicing intellectual property and commercial transactions law, Peter Ku joins the board of advisors. Ku is an intellectual property and commercial transactions attorney and is currently the director of business development, strategic alliances and legal affairs at SMART Technologies ULC, the world's leading unified communications and collaboration company. He was formerly the associate general counsel at Microsoft Corporation and the division counsel at Intellectual Ventures.

To learn more about the board of directors, visit: www.bluecalypso.com/board-of-directors.

For more information regarding Blue Calypso’s advisory board members, please visit: www.bluecalypso.com/advisory-board.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes,"

"belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

About Blue Calypso, Inc.

Dallas-based Blue Calypso, Inc. (BCYP) develops and delivers mobile engagement and social advocacy solutions for retailers and product manufacturers using its patented portfolio of products, including Mobile ADvantage™, KIOSentrix™, DashTAGG® and SocialECHO™. The company employs its unique platform to connect consumers to brands, drive store traffic, increase shopper spend and shorten the path-to-purchase. For more about the company, please visit www.bluecalypso.com.

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